Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ENHANCES FINANCIAL FLEXIBILITY WITH DEBT REFINANCING

New term loan to replace certain outstanding notes through cash tender offers

HOUSTON (January 6, 2016) Noble Energy, Inc. (“Noble Energy” or “the Company”) (NYSE: NBL) today announced a series of transactions, consisting of a new term loan and cash tender offers for certain outstanding notes, which collectively enhance its financial flexibility.

Noble Energy has entered into a new three-year term loan agreement with seven lending institutions for a principal amount of up to $1.4 billion. Provisions of the term loan agreement, including pricing and covenants, are consistent with those contained in the Company’s existing $4.0 billion revolving credit facility. Borrowings under the term loan agreement may be pre-paid in full or in part at any time prior to its maturity without premium.

In connection with the foregoing term loan commitments, Noble Energy has simultaneously launched cash tender offers (the “Tender Offers”) for the following series of its notes (collectively the “Notes”): 5.875% Senior Notes due 2024, 5.875% Senior Notes due 2022 and 5.625% Senior Notes due 2021, all of which were originally assumed as part of the Rosetta Resources Inc. merger. The maximum aggregate purchase price (exclusive of accrued interest) of Notes to be purchased will be limited to approximately $1.4 billion, as further described below. The borrowings under the term loan facility will be used solely to fund the Tender Offers.

Kenneth M. Fisher, the Company’s Executive Vice President and CFO, commented, “Today’s announcement represents a significant additional synergy from the Rosetta merger. These transactions create significant value for Noble Energy, improving profitability through annual interest savings of up to $50 million and substantially enhancing our deleveraging flexibility. We ended 2015 with $5 billion in liquidity and are committed to continuing a disciplined capital program.”

Detailed Description of the Cash Tender Offers

Noble Energy today commenced Tender Offers to purchase up to an aggregate principal amount of the Notes that will not result in an “Aggregate Purchase Price” exceeding $1.39 billion (subject to increase by Noble Energy, the “Aggregate Maximum Tender Amount”). The Aggregate Purchase

Price refers to the aggregate amount that holders are entitled to receive, excluding Accrued Interest (as defined below), for notes that are validly tendered and accepted for purchase.

The terms and conditions of the Tender Offers are described in an Offer to Purchase, dated January 6, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal. Noble Energy reserves the right, but is under no obligation, to increase the Aggregate Maximum Tender Amount at any time, subject to applicable law. If the Company increases the Aggregate Maximum Tender Amount, it does not expect to extend the Withdrawal Deadline, subject to applicable law. The amounts of each series of Notes to be purchased may be prorated as set forth in the Offer to Purchase. The order of priority for the purchase of the Notes (the “Acceptance Priority Levels”) is shown in the chart below, with 1 being the highest Acceptance Priority Level and 3 being the lowest Acceptance Priority Level.

Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Dollars per $1,000 Principal Amount of Notes
				Tender Offer Consideration(1)	Early Tender Premium(1)	Total Consideration(1)(2)
5.875% Senior Notes due 2024	655044 AM7	$498,786,000	1	$970	$30	$1,000
5.875% Senior Notes due 2022	655044 AL9	$597,436,000	2	$980	$30	$1,010
5.625% Senior Notes due 2021	655044 AK1	$692,964,000	3	$985	$30	$1,015
(1)	Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by the Company. Does not include accrued interest, which will be paid on Notes accepted for purchase by the Company.
(2)	Includes the Early Tender Premium for Notes validly tendered prior to the Early Tender Date (and not validly withdrawn) and accepted for purchase by the Company.

The Tender Offers will expire at 11:59 p.m., New York City time, on February 3, 2016, unless extended or earlier terminated by Noble Energy (the “Expiration Date”). No tenders submitted after the Expiration Date will be valid. Subject to the terms and conditions of the Tender Offers, the consideration for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offers will be the tender offer consideration for such series of Notes set forth in the table above (with respect to each series of Notes, the “Tender Offer Consideration”). Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on January 20, 2016 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase pursuant to the Tender Offers will receive the applicable Tender Offer Consideration for such series, plus the early tender premium for such series of Notes set forth in the table above (with respect to each series of Notes, the “Early Tender Premium” and, together with the applicable Tender Offer Consideration, the “Total Consideration”). Holders of Notes tendering their Notes after the Early Tender Date will not be eligible to receive the Early Tender Premium.

All Notes validly tendered and accepted for purchase pursuant to the Tender Offers will receive the applicable consideration set forth in the table above, plus accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the applicable Settlement Date (as defined below) (“Accrued Interest”).

Tendered Notes may be withdrawn from the Tender Offers at or prior to 5:00 p.m., New York City time, on January 20, 2016, unless extended by Noble Energy (such date and time, as it may be extended, the “Withdrawal Deadline”). Holders of Notes who tender their Notes after the Withdrawal Deadline, but prior to the Expiration Date, may not withdraw their tendered Notes.

Noble Energy reserves the right, but is under no obligation, at any point following the Early Tender Date and before the Expiration Date, subject to the satisfaction or waiver of the conditions to the Tender Offers, to accept for purchase any Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date (the settlement date of such purchase being the “Early Settlement Date”), subject to the Aggregate Maximum Tender Amount, the Acceptance Priority Levels and proration. The Early Settlement Date will be determined at Noble Energy’s option and is currently expected to occur on January 21, 2016, subject to all conditions to the Tender Offers having been satisfied or waived by Noble Energy. On such Early Settlement Date, the Company will accept Notes validly tendered at or prior to the Early Tender Date, subject to the Aggregate Maximum Tender Amount, the Acceptance Priority Levels and proration. Noble Energy will purchase any remaining Notes that have been validly tendered and not validly withdrawn at or prior to the Expiration Date and that Noble Energy chooses to accept for purchase, subject to all conditions to the Tender Offers having been either satisfied or waived by Noble Energy, promptly following the Expiration Date (the settlement date of such purchase being the “Final Settlement Date,” the Final Settlement Date and the Early Settlement Date each being a “Settlement Date”). The Final Settlement Date is expected to occur on February 4, 2016, the first business day following the Expiration Date.

Subject to the Aggregate Maximum Tender Amount and proration, Noble Energy will accept Notes for purchase as follows: (1) with respect to Notes tendered at or before the Early Tender Date, all Notes tendered at or before the Early Tender Date having a higher Acceptance Priority Level will be accepted before any Notes tendered at or before the Early Tender Date having a lower Acceptance Priority Level are accepted, and (2) with respect to Notes tendered after the Early Tender Date, all Notes validly tendered after the Early Tender Date having a higher Acceptance Priority Level will be accepted before any Notes tendered after the Early Tender Date having a lower Acceptance Priority Level are accepted. For the avoidance of doubt, if the Tender Offers are not fully subscribed as of the Early Tender Date, Notes tendered at or before the Early Tender Date will be accepted for purchase in priority to Notes tendered after the Early Tender Date, even if Notes tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Date.

Acceptance for tenders of any Notes may be subject to proration if the aggregate principal amount for any series of Notes validly tendered and not validly withdrawn would result in an Aggregate Purchase Price that exceeds the Aggregate Maximum Tender Amount. Furthermore, if the Tender Offers are fully subscribed as of the Early Tender Date, holders who validly tender Notes after the Early Tender Date will not have any of their Notes accepted for purchase.

Given that the Aggregate Maximum Tender Amount is greater than the aggregate outstanding principal amount of the 5.875% Senior Notes due 2024 and the 5.875% Senior Notes due 2022, we will accept for purchase any and all validly tendered Notes of such two series at or prior to the Early Tender Date. If we receive additional valid tenders of the 5.875% Senior Notes due 2024 and the 5.875% Senior Notes due 2022 after the Early Tender Date, we will only accept such tenders subject to the conditions and upon the terms described herein, including but not limited to the Acceptance Priority Levels, the Aggregate Maximum Tender Amount and proration.

The consummation of the Tender Offers is not conditioned upon any minimum amount of Notes being tendered. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase including, among others, Noble Energy having received net proceeds through the new term loan sufficient to purchase all Notes validly tendered (and not validly withdrawn) and accepted for purchase by the Company in the Tender Offers and to pay all fees and expenses in connection with the Tender Offers.

Citigroup Global Markets Inc. (“Citigroup”) and Mizuho Securities USA Inc. (“Mizuho Securities”) are the dealer managers in the Tender Offers. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent for the Tender Offers. Persons with questions regarding the Tender Offers should contact Citigroup at (toll-free) (800) 558-3745 or (collect) (212) 723-6106 or Mizuho Securities at (toll-free) (866) 271-7403 or (collect) (212) 205-7736. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation at (toll-free) (866) 794-2200 or (collect) (212) 430-3774.

None of Noble Energy, its board of directors, the dealer managers, the depositary and the information agent, the trustee with respect to the Notes or any of Noble Energy’s or their respective affiliates, makes any recommendation as to whether holders of the Notes should tender any Notes in response to the Tender Offers. The Tender Offers are made only by the Offer to Purchase and related Letter of

Transmittal. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Noble Energy by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Forward Looking Statements

This news release contains certain “forward-looking statements” within the meaning of federal securities laws. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include projected cash flow and liquidity, future results of operations, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the effects of global, national and regional economic and market conditions, changes in the financial markets and interest rates, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

Investor Contacts

Brad Whitmarsh

(281) 943-1670

brad.whitmarsh@nblenergy.com

Megan Repine

(832) 639-7380

megan.repine@nblenergy.com

Media Contacts

Reba Reid

(713) 412-8441

media@nblenergy.com

Paula Beasley

(281) 876-6133

media@nblenergy.com